EXHIBIT 23.1



CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333-95657 on Form S-8 and No. 333-112472 on Form S-3 of Parlux Fragrances, Inc. of our report dated June 24, 2005 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to transactions with related parties as described in Note 2), appearing in this Annual Report on Form 10-K of Parlux Fragrances, Inc. for the year ended March 31, 2005.

Deloitte & Touche LLP

Certified Public Accountants

Fort Lauderdale, Florida
July 8, 2005